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Exhibit 99

TWEETER HOME ENTERTAINMENT GROUP ANNOUNCES 2-FOR-1 STOCK SPLIT


CANTON, MA., October 25, 1999 -- Tweeter Home Entertainment Group, Inc. (Nasdaq:
TWTR) today announced that by unanimous written consent on Friday, October 22, 1999 the Board of Directors approved a 2-for-1 stock split payable in the form of a 100% stock dividend.

Shareholders of record on Friday, November 18, 1999 will receive one additional share for each share held, to be issued on Thursday, December 2, 1999. "The stock split reflects the strong performance of Tweeter Home Entertainment Group stock since we went public in July of 1998, and the continued positive outlook for both our business and Consumer Electronics industry in general," said Jeffrey Stone, Tweeter's president and chief operating officer.

Joe McGuire, Tweeter's chief financial officer said "The stock split will increase our public float in the market, and we expect this to increase the average daily volume of trading in shares of the company, which we believe will improve liquidity for all of our shareholders."

Tweeter Home Entertainment Group, Inc. is a specialty retailer of mid to high-end audio and video consumer electronics products. The Company operates 74 stores under the Tweeter etc, Bryn Mawr Stereo & Video, HiFi Buys, Home Entertainment and DOW Stereo/Video names in the New England, Mid-Atlantic, Southeast, Texas and Southern California markets, respectively. The Company's stores feature an extensive selection of home and car audio systems and components, portable audio equipment, and home video products, including large screen televisions, DVD players, digital satellite systems, video cassette recorders and camcorders.

Tweeter Home Entertainment Group news and financial releases can be found on the Company's investor relations website at WWW.TWTR.COM. For further information, please contact Joe McGuire, Chief Financial Officer at (781) 830-3314 voice,
(781) 821-9956 fax, or via email at jmcguire@bmsv.com


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Certain statements contained in this press release, including, without limitation, statements containing the words "expects," "anticipates," "believes," and words of similar import, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to various risks and uncertainties, including those related to Company growth and acquisitions, dependence on key personnel, the need for additional financing, competition and seasonal fluctuations, and those referred to in the Company's Annual Report on Form 10-K, that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward looking statements.
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To arrange an interview with a senior executive at Tweeter, contact Anne-Marie
Boucher at (781) 830 3478, fax (781) 830 3223 or email at amboucher@bmsv.com. Further information on Tweeter Home Entertainment Group can also be found on the company's investor relations web site at www.twtr.com.

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